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Exhibit 21.1


                     Subsidiaries of Prime Response, Inc.
                     ------------------------------------

Name of Subsidiary                      Jurisdiction of Organization
------------------                      ----------------------------
Prime Response U.S., Inc.                        Delaware
Prime Response Limited                           England
Prime Response Pty.                              Australia
Prime Response SARL                              France